UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

February 2, 2012

RIVERBED TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33023	03-0448754
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

199 Fremont Street

San Francisco, CA 94105

(Address of principal executive offices, including zip code)

(415) 247-8800

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Lease Agreement

On February 2, 2012, Riverbed Technology, Inc. (“Riverbed”) entered into a lease agreement (the “Lease”) with 680 Folsom Owner LLC (the “Landlord”), pursuant to which Riverbed will lease a total of approximately 167,788 square feet of office space on five floors located at 680 Folsom Street, San Francisco, California 94107 (the “Premises”). Following the completion of certain construction by the Landlord and Riverbed, anticipated to be completed by August 2014, Riverbed intends to use the Premises as its new worldwide corporate headquarters.

The initial term of the Lease is 10 years. Riverbed has the option to extend the initial term of the Lease for up to two terms, each for an additional five year period. Riverbed also has certain rights of first offer with respect to leasing additional space within the building.

The base annual rent for the Premises will range from approximately $8.4 million to $9.0 million during the initial term of the Lease, none of which is expected to be due until construction has been completed and Riverbed has occupied the Premises. In addition to the base rent, the Company will be responsible for payment of certain operating expenses, including utilities and real estate taxes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RIVERBED TECHNOLOGY, INC.

	By:	/s/ Brett Nissenberg
Brett Nissenberg
General Counsel and Senior Vice President of Corporate and Legal Affairs
Date: February 6, 2012